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                                                                    EXHIBIT 99.1

                                PRESS RELEASE

                         [CITIZENS & NOTHERN BANK LOGO]

                                                           Contact:  Yvonne Gill
January 26, 2005                                                    570-724-0212
                                                              ygill@cnbankpa.com

                 C&N ANNOUNCES 2004 UNAUDITED FINANCIAL RESULTS

FOR IMMEDIATE RELEASE:

         Wellsboro, PA - Citizens & Northern Corporation recently announced the unaudited, consolidated financial results for the year ended December 31, 2004, and for the fourth quarter 2004, which are highlighted below.

FINANCIAL HIGHLIGHTS FOR THE YEAR ENDED DECEMBER 31, 2004:

         o Net Income for 2004 totaled $14,863,000, a decrease of 8.6% from 2003 Net Income of $16,257,000. Net Income Per Share was $1.82 (Basic) and $1.81 (Diluted) for 2004, as compared to $1.99 (Basic) and $1.98 (Diluted) for 2003.

         o Return on Average Assets was 1.33% for 2004, as compared to 1.57% for 2003. Return on Average Equity was 11.58% for 2004, as compared to 13.30% for 2003.

         o Total assets amounted to $1,123,002,000 as of December 31, 2004, an increase of 5.3% over total assets of $1,066,901,000 as of December 31, 2003. Net loans increased $54,026,000, or 10.4%, as of December 31, 2004, compared to one year earlier.

         o Shareholders' Equity/Average Assets Ratio was 10.72% as of December 31, 2004. This safety and soundness measurement needs to be at a minimum of 5% to be considered well capitalized by banking regulatory agencies.

         o Cash Dividends declared by C&N increased 4.7% in 2004 over 2003, to $0.89 per share.

         A number of significant initiatives contributed to higher operating expenses in 2004 as compared to 2003, including (1) non-payroll expenses of $766,000 related to conversion to new core banking software (implemented in October), (2) pre-tax losses of $735,000 from start-up expenses and operations of new branch locations in Williamsport and South Williamsport, and (3) an increase in salaries and wages for operations other than the new branches of $1,363,000 in 2004 over 2003, primarily from the addition of new employees for Lending, Trust and Financial Management, Employee Training and other duties. Overall, noninterest expense increased $3,877,000 (17.6%) in 2004 over 2003. A lower amount of net realized gains from securities also contributed to lower profitability in 2004, as securities gains amounted to $2,877,000 in 2004, a reduction of $1,922,000 from 2003. Helping to offset some of the


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higher noninterest expenses, net interest income increased $3,630,000 (11.5%) in
2004 as compared to 2003. Also, the provision for income taxes decreased
$758,000 (21.0%) in 2004 as compared to 2003.

FINANCIAL HIGHLIGHTS FOR THE FOURTH QUARTER 2004:

         o Net Income for the fourth quarter 2004 was $4,063,000, as compared to $4,347,000 in the fourth quarter 2003. Core banking system expenses totaled $254,000, and pre-tax losses from the new Williamsport and South Williamsport branches totaled $196,000, in the fourth quarter 2004. Net securities gains were $377,000 lower in the fourth quarter 2004 than in the fourth quarter 2003. Net Income Per Share was $0.50 (Basic) and $0.49 (Diluted) for the fourth quarter 2004, as compared to $0.53 (Basic and Diluted) for the fourth quarter 2003.

         o Net Income for the fourth quarter 2004 was $658,000 (19.3%) higher than third quarter 2004 net income of $3,405,000. Net securities gains increased $674,000 in the fourth quarter 2004 over the third quarter 2004.

         o Cash Dividends declared increased to $0.23 per share for the fourth quarter 2004 from $0.22 per share for the fourth quarter 2003.

         Citizens & Northern Bank is a wholly-owned subsidiary of Citizens & Northern Corporation. Citizens & Northern Corporation provides complete financial, investment and insurance services through 19 full service offices of Citizens & Northern Bank located throughout Tioga, Bradford, Sullivan and Lycoming counties. C&N can be found on the worldwide web at www.cnbankpa.com. The Company's stock trades on the NASDAQ SmallCap Market under the symbol CZNC.